Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-170652

CATERPILLAR FINANCIAL SERVICES CORPORATION
$8,000,000,000
CAT FINANCIAL POWERINVESTMENTSM
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PowerInvestmentSM

Cat Financial PowerInvestmentSM

Strength means power.  But when you make an investment in Cat Financial PowerInvestment notes, strength also means:

Value –  Free checks with no monthly fees.

Convenience – An easy way to put your money to work – and an easy way to track it online.

Reliability – You’re investing with a company you know and trust.

Possibilities – Earning power that could turn your dreams into realities.

Return – Great rates – our rates are set weekly to reflect current market conditions – and no management fees.

RATES EFFECTIVE for Variable Denomination Floating Rate Demand Notes as of March 26, 2012:

Retail Investors
Amount Invested	Rate	Yield
$0 - $4,999.99	0.800%	0.80320%
$5,000 - $49,999.99	0.850%	0.85361%
$50,000 and Above*	0.900%	0.90405%

Corporate Investors	0.600%	0.61800%

*Total investments are subject to a maximum limit.  For further details, please reference the program prospectus.

For more information call 1-800-233-2164, Monday through Friday, 7:30 a.m. to 6:00 p.m. Central Time.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents that Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering.  You may get these documents for free by visiting EDGAR on the web site at www.sec.gov.  Alternatively, Caterpillar Financial Services Corporation will arrange to send you a prospectus if you request it by calling (800) 504-1114.